EXHIBIT 99.1


      Immediate
      Patrick T. Farrell
      314/877-7094
           or
      616/969-8202

                        RALCORP HOLDINGS TO CLOSE PORTION
                     OF ITS RALSTON FOODS BATTLE CREEK PLANT

Battle Creek, MI, June 18, 1996 . . . Employees at the Ralston Foods cereal plant in Battle Creek were informed today that the Company will reduce approximately half of the production capacity at the plant by no later than September 30, 1996. The partial closing will ultimately eliminate approximately 190 of 356 jobs at the Battle Creek facility and will reduce excess production capacity in the Ralston Foods system.

Ralcorp Holdings, Inc., the parent company of Ralston Foods, said today's announcement is the second phase of a comprehensive restructuring program aimed at eliminating between $25 million and $30 million from the cost structure of its cereal subsidiary. Phase one of the restructuring was announced last week when 100 positions or 25 percent of the Ralston Foods and Ralcorp St. Louis headquarters staff were eliminated, as were a substantial number of spending programs throughout the cereal group. No further job reductions are planned by the Company as part of this restructuring.

"The restructuring allows us to respond to recent and dramatic changes in the competitive structure of the ready-to-eat cereal category," said Ralcorp Chief Executive Officer, Richard A. Pearce. "Pricing decisions by branded cereal manufacturers within the last few months will undoubtedly lead to significant pressures on profitability in the category and would negatively impact our ability to compete unless we act accordingly. Our organization will do everything reasonable to remain competitive, which requires the removal of costs from our system.



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"The  position  Battle  Creek  holds in the cereal  industry  and the history of
Ralston Foods in this city, which dates back to 1918, makes today's announcement all the more difficult," Pearce said. "Unfortunately, we are faced with market conditions that cannot go unanswered."

The Company will work closely with representatives of the American Federation of Grain Millers Union, Local #66, on issues of assistance for members of the union impacted by today's announcement. The Company will also provide severance and outplacement assistance for members of the management and administrative staff whose jobs are being eliminated. "Our goal is to provide the types of support needed to help all employees transition to new jobs," Pearce said.

Approximately 160 employees will remain working at the Battle Creek plant and will provide an important role in the Company's product supply system. The Battle Creek plant will continue to produce a wide range of flaked cereal products for sale as private label brands. The CHEX cereal volume currently being produced at the Battle Creek facility will be consolidated at the Ralston Foods Cincinnati, OH, plant. The Battle Creek plant could continue to provide some CHEX production during heavy demand periods. These moves will allow the Company to remove excess branded capacity from its system and improve operating efficiencies.

Remaining operations at Battle Creek will benefit from the recently completed $8 million capital improvement project at the plant, originally approved by the Company's Board of Directors in May 1994. The invested capital was earmarked to improve and add flaking capacity for use in the production of private label cereals.

The Company will record a charge against earnings in this year's third quarter to cover the restructuring effort, including employee-related costs such as severance benefits, the cost of closing a portion of the Battle Creek plant, and a write-down of the value of fixed assets related to the restructuring. The


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amount of the charge will be reported when the Company releases third quarter earnings scheduled for July 29, 1996.

Ralcorp Holdings, Inc., is comprised of Ralston Foods, Beech-Nut baby food, Bremner crackers and cookies and Keystone, Arapahoe Basin and Breckenridge ski resorts. The Ralston Foods operation is the largest of the Company's four subsidiaries and is the nation's leading producer of private label breakfast cereals and a number of popular branded cereals and snacks, marketed primarily under the CHEX name. Ralcorp is publicly traded on the New York Stock Exchange under the RAH symbol.